Exhibit 10.3

Trademark License Agreement

between

ImmuPharma AG

as “ImmuPharma Switzerland”

and

Anesta AG

as “Anesta”

relating to the trademarks

“Lupuzor”, “Lupusol” and “Lupustat”

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made as of the Effective Date as defined hereinafter and is made

BETWEEN:

(1)                               ImmuPharma AG, (“ImmuPharma Switzerland”), incorporated in Switzerland and having its registered seat at Kägenstrasse 12, CH-4153 Reinach, Switzerland; and

(2)                                  Anesta, AG, (“Anesta”), incorporated in Switzerland and having its principal place of business at Barrenstrase 23, 6300 Zug, Switzerland, and an Affiliate of Cephalon, Inc., incorporated in Delaware, U.S.A. (“Cephalon”)

(each of ImmuPharma Switzerland and Anesta hereinafter referred to as “Party” and together referred to as “Parties”)

WHEREAS:

(A)                              ImmuPharma Switzerland owns or Controls certain proprietary rights, titles and interest in and to the use of any trade names or trademarks created by it in respect of its Lupuzor product, including the registered trademark “Lupuzor” and any other trademarks ImmuPharma Switzerland may apply for or register in the future in respect of ImmuPharma France’s Lupuzor product (the “Licensed Trademarks” as defined);

(B)                                Anesta wishes to develop and commercialise ImmuPharma France’s Lupuzor product in the Territory (as hereinafter defined) for Lupus and any other indications for which the Lupuzor product may be developed, marketed or used on the terms and conditions hereof, however subject to ImmuPharma France’s obtaining certain positive results in the clinical trial currently being conducted on behalf of ImmuPharma France for the Lupuzor product;

(C)                                ImmuPharma Switzerland has agreed to enter simultaneously with the Development and Commercialization Agreement into this Agreement granting Anesta the right to use ImmuPharma Switzerland’s Licensed Trademarks for the Lupuzor product in the Territory subject to the terms and conditions hereinafter specified;

NOW THEREFORE in consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

WHEREAS:		1

1.	Definitions	3

2.	Payment of the Decision Fee and Effective Date of Agreement	8

3.	Grant	9

4.	Trademark Milestone Payments	10

5.	Running Royalties	10

6.	Timing and Statement of Royalty and Trademark Milestone Payments	11

7.	Accounting and Other Financial Provisions Relating to Royalties and Other Payments	11

8.	Remittance, Currency and Taxes	12

9.	Manufacturing and Marketing of Finished Goods	14

10.	General Diligence of Anesta	15

11.	Trademark Protection	15

12.	Infringement of the Licensed Trademarks	15

13.	Infringement of Independent Third Party Rights	16

14.	Confidentiality	17

15.	Public Announcements	18

16.	ImmuPharma Switzerland Representations and Warranties	19

17.	Anesta Representations and Warranties	21

18.	Indemnification between the Parties	22

19.	Insurance	23

20.	Disclaimer	23

21.	Ordinary Termination	24

22.	Specific Performance and Extraordinary Termination	25

23.	Effect of Extraordinary Termination	27

24.	Further Consequences of Extraordinary Termination.	27

25.	Assignments	29

26.	Affiliates, Sub-Licensees and Sub-Contracting	29

27.	Oversight Committee	29

28.	General Dispute Resolution	29

29.	Waiver	30

30.	General Assurances	30

31.	Severability	31

32.	Entire Agreement	31

33.	Titles and Headings	31

34.	Costs of Preparation	31

35.	Notices	31

36.	Force Majeure	33

37.	No Agency, Partnership or Joint Venture	33

38.	Benefit to Third Parties	33

39.	Governing Law	34

SCHEDULE 1

SCHEDULE 2

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.             Definitions

1.1                                Definitions. For the purposes of this Agreement the following terms shall have the exclusive meaning as defined below when written in capital letters, whereby all terms in capital letters not defined herein shall have the same meaning as in the Development and Commercialization Agreement:

(A)                              “Accounting Period” means each three-month period ending on 31st March, 30th June, 30th September or 31st December.

(B)                                “Acquiror” means as set forth in Clause 22.6 hereof.

(C)                                “Affiliate” means, with respect to a Party, any other company, corporation or other Entity which (directly or indirectly) owns, is owned by or is under common ownership with such Party or any other Entity actually controlled by, controlling or under common control with such Party.  For purposes of this definition only, “ownership” or “control” shall mean where one Entity owns or controls fifty percent (50%) or more of the equity conferring voting rights and/or otherwise has the ability to direct the business affairs of another.

(D)                               “Business Day” means any day when the banks in Zurich, London and New York are open for business.

(E)                                 “Anesta Sub-Licensee” means an Entity, other than an Affiliate of Anesta, that will have been granted a license by Anesta or Anesta’s Affiliates to any of the Licensed Patents, Licensed Technical Information or Licensed Trademarks on the terms and conditions set forth in Clause 3.2 hereof or that has any enforceable and unconditional agreement with or commitment from Anesta or its Affiliates for the grant of such a sub-license.

(F)                                 “Cephalon” means Cephalon, Inc., incorporated in Delaware, U.S.A. and having its principal place of business at 41 Moores Road, Frazer, PA 19355, U.S.A., who is the indirect owner of 100% of the equity of Anesta.

(G)                                “Clinical Studies” means:

(1)                      any study in man involving the administration of the Licensed Product or Licensed Molecules to human beings, including studies in all phases of clinical development (Phases I, II, III and IV); and

(2)                      observational studies concerning the effects of the Licensed Product or Licensed Molecules in human beings, including post authorization safety studies, quality of life studies and pharmacoeconomic studies.

(H)                               “CNRS” means the Centre National de la Recherches Scientifiques, France.

(I)                                    “CNRS Agreements” means collectively the CNRS/ImmuPharma License Agreement (as defined) as well as any other collaboration agreements, license agreements, exploitation agreements between CNRS and ImmuPharma (as amended from time to time) which pertain to the Licensed Molecules, the Licensed Product or the Licensed Technical

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Information, however only to the extent they so pertain to the Licensed Molecules, the Licensed Product or the Licensed Technical Information.

(J)                                   “Combination Product” means any composition which comprises the Licensed Molecules and at least another active ingredient.

(K)                               “Commercial Year” means, except with respect to the first Commercial Year, each successive 12 calendar month period starting from the 01 January of one year and ending on the 31 December of the same year. The first Commercial Year shall begin on the date of the First Commercial Sale to occur in the Territory and end on the 31 December of that year.

(L)                                 “Commercially Reasonable Efforts” [**]

(M)                            “Confidentiality Agreement” means the Confidentiality Agreement made as of 15 June 2007 between ImmuPharma and Cephalon.

(N)                               “Control”, “Controls” or “Controlled” means the possession of the ability to grant the licenses or sublicenses or disclose information as provided for herein, without breaching the terms of any prior written agreement or other arrangement with any Third Party.

(O)                               “Decision Payment” means an amount equal to thirty million US Dollars (US$30,000,000).

(P)                                 “Development and Commercialization Agreement” means the certain development and commercialization agreement between Anesta and ImmuPharma France to be signed of even date hereof.

(Q)                               “Dispute” means any dispute that arises out of or in connection with this Agreement, including any question regarding the existence, scope, validity or termination of this Agreement.

(R)                                “Effective Date” means the date on which this Agreement became effective under Clause 2.1 hereof.

(S)                                 “Entity” means, and includes, any person, firm or company or group of persons or unincorporated organization.

(T)                                “Finished Goods” means any product containing Licensed Product, which is fully formulated in final form packed for ultimate consumer use and ready for use by or administration to patients in the Territory including any packaging, labelling and any necessary inserts.

(U)                               “First Commercial Sale” means the first commercial sale of Finished Goods in the Territory by Anesta or an Affiliate or a co-promoter (as defined in Clause 3.3) in accordance with an NDA which has, prior to such sale, been approved in the Territory for such Finished Goods.

(V)                                “GAAP” means generally-accepted accounting principles, consistently applied.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(W)                           “Generic Equivalent” [**]

(X)                               “Generic Competition” [**]

(Y)                                “ImmuPharma” means ImmuPharma France and ImmuPharma Switzerland.

(Z)                                “ImmuPharma France” means ImmuPharma (France) SA, a French corporation, having its principal place of business at 5, rue du Rhône, F-68100 Mulhouse, France.

(AA)                   “ImmuPharma Patents” means (i) any and all Patents owned or co-owned by ImmuPharma on or after the Effective Date, including any and all Patents added to the Licensed Patents either (x) pursuant to Clause 20.6 of the Development and Commercialization Agreement, or (y) under the CNRS Agreements (as defined); (ii) any Patents owned or co-owned by ImmuPharma which claim priority to such Patents; and (iii) any Patents which would be infringed by the manufacture, use or sale of the Licensed Molecules or the Licensed Products which are owned or Controlled by ImmuPharma, all of (i), (ii) and (iii) however only to the extent they relate to the Licensed Molecules, the Licensed Product or the Licensed Technical Information.

(BB)                        “ImmuPharma Sub-Licensee” means an Entity, other than an Affiliate of ImmuPharma, that will be granted a license by ImmuPharma or ImmuPharma’s Affiliates to any of the Licensed Patents, Licensed Technical Information or Licensed Trademarks outside the Territory upon termination in single countries on the terms and conditions hereof.

(CC)                        “ImmuPharma Switzerland” means ImmuPharma AG, a Swiss corporation, having its present principal place of business at Kägenstrasse 12, CH-4153 Reinach, Switzerland, which is an Affiliate of ImmuPharma.

(DD)                      “IND” means any approval, consent, clearance or exemption necessary to carry out, sponsor, distribute or supply investigational drugs or medicinal products for a Clinical Trial which is obtained through notification to or grant or confirmation by a regulatory authority in any country or jurisdiction of the Territory.

(EE)                          “Independent Third Party” means any person or Entity other than ImmuPharma or Anesta, their Sub-Licensees, or their sub-contractors under Clauses 9.1 or 26.1 or any Affiliates of the foregoing.

(FF)                          “Late Payment Interest” means as set forth in Clause 7.4 hereof.

(GG)                        “Licensed Molecules” means any molecule that is a chemical derivative of a peptide corresponding to the sequence 131-151 of the 70k-snRNP protein (i.e., RIHMVYSKRSGKPRGYAFIEY, which is SEQ ID NO: 1 of U.S. patent application serial number 10/236,468), including derivatives in which a Lysine (in position 138 or 142) is acetylated or a Serine (in position 137 or 140) is phosphorylated, any combination thereof and in particular Lupuzor, and the esters, amides, salts, hydrates and solvates thereof.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(HH)                     “Licensed Product” means any formulations or dosages that contain the Licensed Molecules, including but not limited to any Combination Product, for any and all uses.

(II)                                “Licensed Trademarks” means the marks LUPUZOR, LUPUSOL and LUPUSTAT and any other word marks, designs or logos that ImmuPharma may apply for, register, create, own or use in the future in respect of the Licensed Products or Licensed Molecules, including but not limited to, those marks listed on Schedule 1 of this Agreement and any amendments thereto.

(JJ)                              “Lupuzor” means IPP-201101, otherwise known as P140, which is the peptide corresponding to the sequence 131-151 of the 70k-snRNP protein with a phosphorylated “Ser” in position 140, the chemical structure of which is given in Schedule 3, and the esters, amides, salts, hydrates and solvates thereof.

(KK)                      “Mediation Notice” shall have the meaning given to it in Clause 28.4 hereof.

(LL)                          “NDA” means any application or notification made to and accepted by a Regulatory Authority for approval for Finished Goods to be placed on the market or sold for public consumption as drugs or medicinal products, including without limitation a “shonin” granted by the MHLW.

(MM)                “Net Sales” for any given period shall mean the gross aggregate amount invoiced on account of sales of Finished Goods by Anesta or any of its Affiliates, Anesta Sub-Licensees or their co-promoters (as defined in Clause3.3) to an Independent Third Party in the Territory (but not including sales between Anesta, its Affiliates, Anesta Sub-licensees or their co-promoters where the Licensed Product or Licensed Molecules is intended for resale) less the following reductions directly relating to such sales of Finished Goods:

(a) trade and quantity discounts or rebates given in the ordinary course of business which are not already reflected in the amount invoiced;

(b) any adjustments or allowances on account of price adjustments, billing errors, rejected goods, damaged goods and returns;

(c) credits, volume rebates, charge-back and prime vendor rebates, fees, reimbursements or similar payments granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, which are not already reflected in the amount invoiced;

(d) any tax associated with the sales of goods such as VAT, sales tax, tariff, customs duty, excise or other duty or other governmental charge (other than a Tax on income) levied on the sale, transportation or delivery of the Licensed Molecules or Licensed Product and borne by the seller thereof, itemized on the applicable invoice and remitted to the applicable taxing authority;

(e) payments or rebates paid in connection with sales of the Licensed Product or Licensed Molecules to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs, which are not already reflected in the amount invoiced;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(f) any invoiced charge for freight, insurance or other transportation costs charged to the customer, in each case only when separately shown on the invoice; and

(g) amounts allocated to bad debts.

PROVIDED THAT in any event deductions may only be made under (a) to (g) to the extent they are truly, fairly and equitably allocated to the Net Sales of Finished Goods of Licensed Product or Licensed Molecules so that such do not bear a disproportionate portion of such deductions. For purposes of this definition, the Licensed Product or Licensed Molecules shall be considered “sold” and “reductions” allowed when recorded as invoiced in Anesta’s, its Affiliates’, Anesta Sub-licensees’ or co-promoters’ financial statements prepared in accordance with US generally accepted accounting principles. “Ordinary Termination” means as set forth in Clause 21.1 hereof.

(NN)                      “Non-Exclusive” or “Non-Exclusivity” means that ImmuPharma and its Affiliates shall have the right pursuant to Clause 33.5 of the Development and Commercialization Agreement to evaluate, develop, keep, use, make, have made, market, sell, have sold, import, have imported, export, have exported or otherwise exploit or grant any licenses or sublicenses to any Third Parties to the Licensed Patents or the Licensed Technical Information for the Licensed Product or Licensed Molecules in one or more specific countries of the Territory to the extent such right of ImmuPharma is required as a result of any applicable antitrust act or competition law regulation.

(OO)                      “Option” means the option granted by ImmuPharma to Cephalon and Anesta under the Option Agreement.

(PP)                          “Option Agreement” means a certain option agreement between Immupharma on the one hand as well as Cephalon and Anesta on the other hand, dated November 21, 2008.

(QQ)                      “Ordinary Termination” means as set forth in Clause 21.1 hereof.

(RR)                        “Oversight Committee” means the committee established in accordance with Clause 27.1.

(SS)                          “Parent Guarantee Agreement” [**]

(TT)                        “Positive Decision Notice” shall have the meaning as set forth in Clause 2.1 hereof.

(UU)                      “Regulatory Authorities” means any and all governmental or supra-national agencies, ministries, authorities or other bodies having responsibility for the regulation or control of drugs or medicinal products.

(VV)                        “Relevant Conditions” shall have the meaning set forth in Clause 13.2(C) hereof.

(WW)              “Running Royalties” means as set forth in Clause 5 hereof.

(XX)                      “Significant Generic Competition” means a level of Generic Competition [**]

(YY)                        “Sub-Licensee” and “Sub-Licensees” means as the context requires either or both of an Anesta Sub-Licensee or an ImmuPharma Sub-Licensee or Anesta Sub-Licensees and ImmuPharma Sub-Licensees if referred to collectively.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(ZZ)                        “Tax” or “Taxes” means all of the following: (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, excise, severance, stamp, occupation, employment, payroll, production, withholding, value added, premium, property, environmental, or windfall profits tax or other tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever together with interest or penalty additional to tax that may be imposed by any Governmental or Regulatory Authority and (ii) any liability for the payment of amounts described in (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period.

(AAA)          “Territory” means all the countries of the world, other than those countries which cease to be a part of the Territory or become Non-Exclusive.

(BBB)                “Third Party” means any party, person or Entity, other than a Party hereto or an Affiliate, Sub-Licensee, permitted sub-contractor or co-promoter of a Party hereto.

(CCC)                “Third Party Claim” shall have the meaning as set forth in Clause 13.1 hereof.

(DDD)            “Third Party Patents” means (i) the CNRS Lupuzor Patents and any and all other Patents Controlled by ImmuPharma on or after the Effective Date that relate to the Licensed Molecules or the Licensed Product and only to the extent that they relate to the Licensed Molecules and the Licensed Product, including any and all Patents added to the Licensed Patents pursuant to Clause 20.6 of the Development and Commercialization Agreement, but not including the ImmuPharma Patents, (ii) any patents Controlled by ImmuPharma which claim priority to such patents and (iii) any patents which would be infringed by the manufacture, use or sale of the Licensed Molecules or the Licensed Product which are Controlled by ImmuPharma.

(EEE)                   “Trademark License Agreement” means this Agreement.

(FFF)                   “Trademark Milestones” mean as set forth in Clause 4.1 hereof.

1.2                                Sections and Clauses. The “Clauses” of this Agreement are the numbered provisions of this Agreement.

1.3                                Singular and Plural. The singular includes the plural and vice versa, words denoting any gender include all genders.

1.4                                Parties’ References. Where the context so admits or requires references to “ImmuPharma” and “Anesta” and their “Affiliates”, Sub-Licensees”, sub-contractors or co-promoters, such terms shall include their respective employees, officers, directors and agents.

2.             Payment of the Decision Fee and Effective Date of Agreement

2.1                                Conditions Precedent. This Agreement shall only become effective upon the occurrence of all of the following: (i) Cephalon acting also on behalf and for the account of Anesta has sent a written notice to ImmuPharma Switzerland, indicating a final decision to exercise the Option (“Positive Decision Notice”), and (ii) payment by Cephalon, and receipt by ImmuPharma Switzerland, of the Decision Payment.  For the avoidance of doubt, this Agreement shall be executed by all Parties required to execute this Agreement at the time of execution of the Option Agreement, in advance of the satisfaction of each of the foregoing subsections (i) and (ii), but this Agreement

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

shall only be in full force and effect after the occurrence of any and all of (i) and (ii) above. All signed copies hereof shall be deposited with the Escrow Agent who shall hold all the signed agreements in escrow for the Parties hereto. Upon the occurrence of all of (i) and (ii) above, the Escrow Agent shall release one fully executed copy of this Agreement, signed by ImmuPharma Switzerland, Cephalon and the Escrow Agent, to each of the signatories hereof. Should either (i) or (ii) not occur within the Option Period, the Escrow Agent shall destroy all Signed Agreements.

3.             Grant

3.1                                Licensed Trademarks. ImmuPharma Switzerland hereby grants on the terms and conditions hereof to Anesta an exclusive (as set forth hereinafter and even as to ImmuPharma Switzerland and its Affiliates) license under the Licensed Trademarks to use the Licensed Trademarks in conjunction with the development, use, manufacture, distribution, marketing, promotion and sale of the Licensed Products or the Licensed Molecules in the Territory. Anesta shall be the sole and exclusive licensee in respect of the Licensed Trademarks for Finished Goods of the Licensed Products or Licensed Molecules within the Territory. “Exclusive” shall mean that for as long as this Agreement is in full force and effect in any such country of the Territory, neither ImmuPharma Switzerland nor its Affiliates shall make, use or sell, or grant any licenses to any Third Parties for the manufacture, use or sale, of any product in conjunction with the Licensed Trademarks, other than for the manufacture and use of the Licensed Product or Licensed Molecules in a Territory pursuant to termination or Non-Exclusivity under Clause 33.5 of the Development and Commercialization Agreement.

3.2                                Sub-Licenses. Anesta may (i) sub-license the rights granted to it hereunder to its Affiliates and Cephalon’s Affiliates and (ii) sub-license any and all rights granted hereunder to Third Parties to produce or use the Licensed Product or Licensed Molecules in the Territory. Sub-Licenses to Third Parties by Anesta shall be subject to the due fulfilment of all the following prerequisites:

(A)                   [**]

(B)                     [**]

(C)                     [**]

(D)                    [**]

ImmuPharma Switzerland shall use Commercially Reasonable Efforts to facilitate the grants of sublicenses by Anesta on the terms and conditions hereof.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

3.3           Co-Promoting. Clause 3.2 shall not prevent Anesta, its Affiliates or Sub-Licensees from selling Finished Goods in the Territory in conjunction with a co-promoter. For these purposes, a “co-promoter” shall mean an Independent Third Party which sells Finished Goods.

4.             Trademark Milestone Payments

4.1           Events. Anesta shall make the following irrevocable and non-conditional payments to ImmuPharma Switzerland upon the occurrence of the following trademark milestone events (each a “Trademark Milestone” and collectively, the “Trademark Milestones”):

(A)       [**] the end of the first Commercial Year in which Net Sales of the Licensed Product in conjunction with the Licensed Trademark in any and all countries of the Territory for such Commercial Year exceed [**]; and

(B)       [**] the end of the first Commercial Year in which Net Sales of the Licensed Product in conjunction with the Licensed Trademark in any and all countries of the Territory for such Commercial Year exceed [**]; and

(C)       [**] the end of the first Commercial Year in which Net Sales of the Licensed Product in conjunction with the Licensed Trademark in any and all countries of the Territory for such Commercial Year when sales exceed [**];

4.2           Payment Terms. For the avoidance of doubt:

(A)               The Trademark Milestone payments under Clause 4.1 (A), (B) and (C) shall be cumulative, but each Trademark Milestone payment shall be due and payable only once in respect of the first time that the relevant Trademark Milestone event occurs in relation to the Licensed Product; and

(B)               The payment of each Trademark Milestone payment is not conditional or dependant in any way upon whether or not any application or registration of the Licensed Trademarks occurred in any country of the Territory in which Net Sales of the Licensed Product in conjunction with the Licensed Trademarks occurred prior to the reaching of such Trademark Milestone.

(C)               The payment of each Trademark Milestone payment is not conditional or dependent in any way upon whether or not any approvals for price or reimbursement are obtained for the Licensed Product in conjunction with the Licensed Trademarks in any country of the Territory.

(D)               If more than one Trademark Milestone is achieved for the first time in any given calendar year following the end of any Commercial Year therein, then the Trademark Milestone payments in respect of each such Commercial Milestone shall become due and payable.

5.             Running Royalties

5.1           Rates. As further consideration for the licenses and rights hereby granted, Anesta shall pay to ImmuPharma Switzerland running royalties based on the Net Sales for each Commercial Year as set out below (the “Running Royalties”):

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(A)       in respect of the portion, if any, of all Net Sales of Licensed Product in conjunction with the Licensed Trademark in any and all countries of the Territory of less than [**] in any given Commercial Year, the Running Royalties shall be [**]; and

(B)       in respect of the portion, if any, of all Net Sales of Licensed Product in conjunction with the Licensed Trademark in any and all countries of the Territory over [**] and in any given Commercial Year, the Running Royalties shall be [**] and for as long as no Ordinary Termination of the Development and Commercialization Agreement (as defined in Clause 32.1 of the Development and Commercialization Agreement) has occurred in any country of the Territory. Upon Ordinary Termination of the Development and Commercialization Agreement as a whole or in any country of the Territory, Anesta shall pay to ImmuPharma Switzerland [**] marketed in conjunction with the Licensed Trademark in the entire Territory or, if the Ordinary Termination is for a specific country, in such country of the Territory.

5.2           Significant Generic Competition. [**]

5.3           Combination Products. In the event a Combination Product is sold by Anesta in conjunction with the Licensed Trademarks, the Net Sales from the Combination Product, for the purposes of determining Running Royalties and the Trademark Milestone payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable reporting period, by the fraction, A/A+B, where A is the weighted (by sales volume) average sale price of the Licensed Product or Licensed Molecules when sold separately in finished form and B is the weighted (by sales volume) average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable reporting period or, if sales of both the Licensed Product or Licensed Molecules and the other product(s) did not occur in such period, then in the most recent reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product or Licensed Molecules and all other products(s) included in the Combination Product, Net Sales for the purposes of determining Trademark Milestone payments and Running Royalties shall be mutually agreed by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

6.             Timing and Statement of Royalty and Trademark Milestone Payments

6.1           Timing. Payment of Running Royalties shall be made by Anesta to ImmuPharma Switzerland on a quarterly basis within sixty (60) calendar days after the end of each Accounting Period in respect of all Net Sales occurring in such Accounting Period.

6.2           Statement. However, within thirty (30) calendar days after the end of each such Accounting Period, Anesta shall provide ImmuPharma Switzerland with the written statement referred to in Clause 7.3.

7.             Accounting and Other Financial Provisions Relating to Royalties and Other Payments

7.1           Trademark Milestone Notification. Anesta undertakes to notify ImmuPharma Switzerland in writing of each Trademark Milestone event referred to in Clause 4 within fourteen (14) calendar days of its occurrence.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7.2           Accounting. Anesta shall, and shall procure that each Affiliate and each Anesta Sub-Licensee shall, keep at its usual place of business complete proper records and books of account showing the quantity, description and Net Sales (including gross invoiced prices and any deductions made therefrom) of Finished Goods sold and/or used in conjunction with the Licensed Trademarks hereunder on a product presentation-by-product presentation basis.

7.3           Running Royalties Reporting. Within thirty (30) calendar days after each Accounting Period, Anesta shall deliver to ImmuPharma Switzerland a detailed written statement of all Net Sales of Licensed Product in the Territory by Anesta, its co-promoters under Clause 3.3, Affiliates and Anesta Sub-Licensees, if any, as well as all Running Royalties due and payable to ImmuPharma Switzerland for the relevant Accounting Period showing separately the transactions for which Running Royalties are payable and (where relevant), the rate of exchange used or, if it be the case, a statement that no Running Royalties are due, whereby Clause 8.3 remains reserved.

7.4           Late Payment Interest. Where any Trademark Milestones, Running Royalties, charges or other sums payable by Anesta to ImmuPharma Switzerland hereunder remain unpaid after the date on which they became due and payable, Anesta shall pay to ImmuPharma Switzerland interest calculated from the date upon which the sums became due until payment thereof at the ninety-day London Interbank Offered Rate prevailing on the due date plus [**] (the “Late Payment Interest”).

8.             Remittance, Currency and Taxes

8.1           Payments. All Trademark Milestone payments under Clause 4 and all Running Royalties payments under Clause 5 shall be made electronically in US Dollars and to such place and account as may be designated from time to time for that purpose by ImmuPharma Switzerland to Anesta in writing. Any necessary currency conversions in connection with Running Royalties payments shall be made by Anesta in accordance with the financial reports prepared, and financial reporting procedures operated, in accordance with the United States GAAP. All payments shall be made by Anesta in accordance with Clause 8.2.

8.2           Withholding Taxes. All sums payable by either Party under this Agreement (including without limitation all Trademark Milestones and Running Royalties payments) shall be paid in full and without any Taxes, duties, levies, fees, charges, deduction or withholding on any ground whatsoever, except as may be required by law.  If it shall appear that any such sum is or is likely to be or become subject to any such Taxes, duties, levies, fees, charges, deduction or withholding as aforesaid the Parties shall consider together to what extent, if at all, it may lawfully be possible to mitigate the amount of such deduction or withholding or of the amount required to be paid as aforesaid, including making Commercially Reasonable Efforts to make timely and procedurally correct application for relief from withholding Tax in respect of any such payment. For any Taxes withheld or to be withheld, each Party agrees to timely deliver all certificates and forms as may be necessary and appropriate to establish an exemption from Tax or file Tax returns as would be necessary with respect to such Taxes.

8.3           Audits. Once each calendar year, Anesta shall permit any professionally qualified representatives from an independent firm of accountants appointed by ImmuPharma Switzerland (as to which Anesta has no reasonable objection) (the “Contract Auditor”), upon [**] calendar days advance written notice and subject to such representatives undertaking not to disclose or use any of Anesta’s confidential information (save for the purposes set out in this Clause 8.3), access during normal business hours to the premises, accounts, records and relevant documentation for [**] of Anesta, its Affiliates, Anesta Sub-Licensees and co-promoters under Clause 3.3, and all thereof

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

shall provide such information and explanations as the Contract Auditor shall reasonably require for the purposes of verifying the statements and reporting to ImmuPharma Switzerland and CNRS whether the provisions of this Agreement and the Development and Commercialization Agreement are being complied with and the extent to which Anesta has paid any sums due and payable on the terms and conditions of this Agreement or the Development and Commercialization Agreement. ImmuPharma Switzerland shall pay all costs of the Contract Auditor. For the avoidance of doubt, Immupharma Switzerland shall only be permitted to conduct one audit in each calendar year, regardless of whether it is conducted pursuant to this Agreement or the Development and Commercialization Agreement. The report by the Contract Auditor to ImmuPharma Switzerland and CNRS (with a copy to Anesta) shall not include any confidential information of Anesta or Cephalon, or any of its Affiliates except to the extent reasonably necessary to report whether or not Anesta, its Affiliates, Anesta Sub-Licensees and co-promoters under Clause 3.3, have correctly paid all sums due and payable under this Agreement or the Development and Commercialization Agreement and, if not, the specific details of any discrepancies. Anesta shall keep and retain, and shall ensure that its Affiliates and Anesta Sub-Licensees and co-promoters under Clause 3.3 shall keep and retain, such accounts, records and documentation for at least three (3) calendar years from the date of their origin, or such longer period as may be required by applicable law. The Contract Auditor shall also be permitted to take copies and extracts solely for the purpose of performing the verification exercise contemplated under this Clause 8.3. Such copies and extracts shall be returned to Anesta on completion of the verification exercise and resolution of any issues which have arisen. If the Contract Auditor shall determine that there is an underpayment to ImmuPharma Switzerland of [**] of the particular amount due under either this Agreement or the Development and Commercialization Agreement for any relevant Accounting Period, ImmuPharma Switzerland shall provide written notice to Anesta and Anesta shall, within thirty (30) calendar days of the written demand by ImmuPharma Switzerland, pay to ImmuPharma Switzerland the deficient amount (the underpayment) plus Late Payment Interest calculated pursuant to Clause 7.4. If the Contract Auditor shall determine that there is an overpayment by Anesta of [**] of the particular amount due under either this Agreement or the Development and Commercialization Agreement for any relevant Accounting Period, Anesta shall provide written notice to ImmuPharma Switzerland with reasonable detail, ImmuPharma Switzerland shall, within thirty (30) calendar days of the written demand by Anesta, pay to Anesta the excess amount (the overpayment) plus Late Payment Interest described in Clause 7.4. For the avoidance of doubt, the calculation of any underpayment or overpayment shall not be an aggregate of any underpayment or overpayment in this Agreement and any underpayment or overpayment in the Development and Commercialization Agreement.

8.4           Amicable Settlement. Where the Parties disagree over whether or not any amounts are payable following any verification by the Contract Auditor under Clause 8.3 their chief financial officers (or appropriately qualified senior management who are designated by such chief financial officers) shall discuss the disagreement in good faith with the Contract Auditor who performed the verification exercise. If the matter is not resolved within one (1) calendar month of the date any written demand is made under the last sentence of Clause 8.3, the matter shall be referred to the Oversight Committee. If not agreed within the Oversight Committee within fifteen (15) Business Days of such referral, either Party may elect to have the matter determined by a senior professionally qualified representative of the firm of an independent firm of accountants to be reasonably agreed by the Parties, which may or may not be the Contract Auditor who performed the verification exercise, acting as an expert.  Such expert determination shall be final and binding upon the Parties. Notwithstanding anything to the contrary herein, the resolution of any Dispute under this Clause shall be made under this Clause 8.4 instead and in lieu of Clause 28.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.5           CNRS Rights. It is understood and acknowledged by the Parties that CNRS pursuant to the CNRS Agreements has the right to inspect and review the Net Sales figures for the purpose of calculating their Running Royalties due by ImmuPharma Switzerland and that as a consequence all rights of ImmuPharma under Clause 8.3 may also be exercised by CNRS in addition to ImmuPharma Switzerland.  To the extent ImmuPharma Switzerland desires to conduct an audit in any calendar year, ImmuPharma Switzerland shall use Commercially Reasonable Efforts to agree with CNRS that in any such calendar years only one audit shall be conducted. ImmuPharma Switzerland shall not be permitted to conduct an audit in any calendar year in which CNRS has already conducted or plans to conduct an audit.

9.             Manufacturing and Marketing of Finished Goods

9.1           Undertakings. Anesta shall be responsible to ensure that for the Finished Goods: (i) all manufacturing activities are performed in accordance with all applicable laws, regulations, guidelines and standards, including applicable current Good Manufacturing Practice; (ii) all manufacturing activities are performed in facilities approved by the applicable Regulatory Authorities; (iii) all Finished Goods conform to the applicable Specifications; and (iv) it informs ImmuPharma Switzerland of any inspection, the making of observations or other action by any Regulatory Authority that concerns such manufacturing activities, provide copies of any relevant documentation and correspondence and use all Commercially Reasonable Efforts to enable ImmuPharma Switzerland to comment on any response. In the event that (a) a material lawsuit or legal proceeding is instituted against Anesta or ImmuPharma that alleges a significant manufacturing defect and (b) ImmuPharma provides thirty (30) days prior written notice to Anesta of its desire to perform an inspection and the grounds for such inspection, ImmuPharma may, at a mutually agreeable time, inspect such manufacturing activities during normal business hours for a reasonable amount of time.  Unless required by law, ImmuPharma shall not disclose in any manner its observations or any documentation resulting from its inspection, without the prior written consent of Anesta.

9.2           Branding. Anesta shall market Finished Goods under the trade name or trademark LupuzorTM, LupusolTM or LupustatTM licensed to Anesta under this Agreement, provided that to the extent such trade names or trademarks are not approved or may not be used in any country in the Territory, then Anesta may select another trade name or trademark in the Territory, to be registered and owned by Anesta, provided that the payments pursuant to this Trademark License Agreement shall be unaffected thereby.

9.3           Prior Approval. The form the trade names and trademarks that become Licensed Trademarks that is used on the Licensed Product or Licensed Molecules pursuant to this Clause 9 shall be subject to the prior written approval of ImmuPharma Switzerland, provided that such approval shall (i) be received by Anesta within ten (10) days after Anesta requests such approval, (ii) only be required once for each such form of the Licensed Trademark and (iii) not be unreasonably withheld by ImmuPharma Switzerland.

9.4           License Disclosure. Anesta agrees and undertakes to print or have printed on the Finished Goods package insert the following wording: “Product under license from Immupharma (France) S.A. and ImmuPharma AG, Switzerland” or any other legally accepted similar wording having the same basic meaning.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

10.           General Diligence of Anesta

10.1         Commercialization. During the term of this Agreement, Anesta or its Affiliates shall use Commercially Reasonable Efforts to (i) develop, promote and market the distribution and sale of Licensed Products or Licensed Molecules in conjunction with the Licensed Trademarks in the Main Countries and (ii) seek to maximise the commercial return from Licensed Products or Licensed Molecules in conjunction with the Licensed Trademarks for the treatment of Lupus within the Territory as a whole. For the avoidance of doubt, Anesta shall have the sole and absolute right to determine that it is commercially reasonable to not develop, commercialize and promote the distribution and sale of Licensed Products or Licensed Molecules and such shall not be a breach of this Agreement by Anesta.

10.2         [**]

10.3         [**]

11.           Trademark Protection

11.1         Registration. Anesta shall use all Commercially Reasonable Efforts to register, prosecute and maintain the Licensed Trademarks in any country of the Territory for which Anesta determines within three hundred and sixty-five (365) calendar days upon receipt of the first NDA Approval to also apply for NDAs as it thinks fit in its sole and absolute discretion. If the Licensed Trademark is not approved or may not be used in any such country of the Territory, then Anesta may select another trade name or trademark in the Territory to be registered, prosecuted or maintained by Anesta as Licensed Trademark in such country of the Territory, provided that the payments due to ImmuPharma Switzerland under this Trademark License Agreement shall be unaffected thereby.

11.2         Filing Information. In all cases of Licensed Trademarks filed by Anesta for the Licensed Products or Licensed Molecules hereunder, Anesta shall keep ImmuPharma Switzerland informed of all significant steps to be taken in prosecution of such Licensed Trademarks and accordingly unilaterally amend Schedule 1 hereof in writing.

11.3         Cooperation. ImmuPharma Switzerland shall provide reasonable assistance and cooperation in connection with the activities described in this Clause 11.

12.           Infringement of the Licensed Trademarks

12.1         Suing Rights. In the event that either ImmuPharma Switzerland or Anesta become aware of actual or threatened infringement of a Licensed Trademark anywhere in the Territory, that Party shall promptly notify the other Party in writing. Anesta shall have the first right but not the obligation to bring, at its own expense, such an infringement action against any Third Party and shall have the right to join ImmuPharma Switzerland to such action and to name it as a party in such action. If, in ImmuPharma Switzerland and Anesta agree that it is desirable that ImmuPharma Switzerland bring an infringement action against any Third Party it shall have the right to join Anesta or its Affiliates as a party to such action and to name them in such action. Anesta shall have full control over the conduct of such action brought by Anesta, even if ImmuPharma Switzerland is joined with Anesta in such action, and ImmuPharma Switzerland shall have full control over the conduct of any action brought solely by ImmuPharma Switzerland. [**] Whether or not it is a party to such action, in any event, ImmuPharma Switzerland shall assist Anesta, cooperate and be joined and named in any such action at Anesta’s request, cost and expense, and

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Anesta shall assist ImmuPharma, cooperate and be joined and named in any such action at ImmuPharma’s request, cost and expense. All amounts recovered in such action shall be used first for payment of Anesta’s and ImmuPharma Switzerland’s cost and expenses in conducting such action. All other amounts recovered in any such infringement action will be allocated exclusively to the suing Party or, if Anesta has been assisted by ImmuPharma Switzerland, or if ImmuPharma Switzerland has been assisted by Anesta, then [**].

12.2         Mutual Information. Anesta and ImmuPharma Switzerland shall keep each other informed of material events of any litigation or settlement thereof concerning Licensed Products or Licensed Molecules.  Each Party shall keep the other Party informed of any actual or threatened infringement of a Licensed Trademark.

13.           Infringement of Independent Third Party Rights

13.1         Third Party Claims. In the event of the institution of any suit by an Independent Third Party against ImmuPharma Switzerland, Anesta or any of their Affiliates for infringement of a Third Party’s trademark due to the use, sale, or distribution of Licensed Product or Licensed Molecules in conjunction with the Licensed Trademarks anywhere in the Territory (such suit to be termed, for the purposes of this Clause 13.1, a “Third Party Claim”), the Party sued shall promptly notify the other Party in writing. ImmuPharma Switzerland and Anesta shall assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party, whereby ImmuPharma Switzerland’s rights under Clauses 9.2 and 11.2 remain reserved.

13.2         Cost Sharing. If the Relevant Conditions (as specified in Clause 13.2(C)) are all satisfied, and if the Third Party Claim results in a settlement with the Independent Third Party who is bringing the Third Party Claim or in a final judgment with no realistic prospects for a successful appeal that the Licensed Trademark infringes the relevant trade name, trademark or other intellectual property rights of such Independent Third Party, then:

(A)          the Parties shall share equally in their combined reasonable legal costs and expenses incurred in the defense against such Independent Third Party Claim and in any damages or other amounts awarded against them or paid by way of settlement in respect of the past infringement of such trademarks or other intellectual property rights of the Independent Third Party.

(B)           in the event that such settlement or final judgment allows Anesta to continue to use the relevant Licensed Trademark in the future subject to paying running royalties to such Independent Third Party on such future use of the Licensed Trademarks for sales of Licensed Product, [**].

(C)           “Relevant Conditions” are (a) the Third Party Claim must allege that making, using, or selling the Licensed Product or Licensed Molecules in conjunction with the Licensed Trademarks infringes the relevant trademarks or other intellectual property rights of the Independent Third Party who is bringing the Third Party Claim; (b) the defense to the Third Party Claim will be conducted by Anesta, but in consultation with ImmuPharma Switzerland; (c) no settlement is made relating to such Third Party Claim without ImmuPharma Switzerland’s written consent (not to be unreasonably withheld or delayed); and (d) no license of the Licensed Trademarks shall be granted to such Independent Third Party without ImmuPharma Switzerland’s written consent, acting in ImmuPharma Switzerland’s absolute discretion.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

13.3         Orders and Injunctions. If at any stage a final or temporary restraining order or interlocutory or interim injunction or similar order of any competent court is granted whereby Anesta is restrained from manufacturing, selling or otherwise dealing with Licensed Products in conjunction with the Licensed Trademark in the Territory, then Anesta’s obligations to purchase, use, sell, distribute and market such Licensed Product in conjunction with the Licensed Trademark in the Territory to which the said order or injunction applies pursuant to this Agreement, shall be suspended for so long as such order or injunction applies whereby it is agreed and understood that the terms and conditions of this Clause 13.3 shall mutatis mutandis also apply in full thereto.

14.           Confidentiality

14.1         ImmuPharma Technical Information. Anesta undertakes to ImmuPharma Switzerland that it shall keep all Technical Information strictly confidential and to make the ImmuPharma Technical Information only available to such persons within Anesta, its Affiliates, Anesta Sub-Licensees and any Third Party contractors who have agreed to be bound by secrecy obligations no less restrictive than those set forth herein in respect of such ImmuPharma Technical Information as Anesta owes to ImmuPharma Switzerland hereunder, to their advisors and representatives and to such of Anesta’s officers and employees as are bound by obligations of confidence and on a “need to know” basis, and Anesta shall ensure that such ImmuPharma Technical Information is not disclosed to other persons or Entities orally or in writing, directly or indirectly, by Anesta, any Anesta Affiliate, any Anesta Sub-Licensee or any of said contractors or said officers and employees save that:

(A)          this obligation shall not apply to Anesta to the extent that the Technical Information as evidenced by Anesta’s written records, was lawfully known to Anesta prior to its communication by or through ImmuPharma and was not communicated to Anesta subject to any restrictions on disclosure or use; and

(B)           this obligation shall not apply to the extent that the Technical Information is necessarily disclosed by the sale of Licensed Products on the terms and conditions hereof embodying any of the Technical Information; and

(C)           this obligation shall not apply to the extent that the Technical Information is or becomes in the public domain, otherwise than by any fault or breach by Anesta, its Affiliates, Anesta Sub-Licensees or sub-contractors or other persons acquiring the same from Anesta or any thereof; and

(D)          this obligation shall not apply to Anesta to the extent that the Technical Information becomes known to Anesta by the action of a Third Party not in breach of any obligation of confidence;

(E)           this obligation shall not apply to the extent that such Technical Information must be disclosed by law or by order of a court of competent jurisdiction or to comply with the requirements of any securities exchange or to any governmental or regulatory agency in connection with an application for an IND or NDA; and

(F)           this obligation shall not apply to Anesta’s use of Technical Information made available to it by or on behalf of ImmuPharma Switzerland or its Affiliates for the prosecution of patents, to make any regulatory filing or for publication of results of Clinical Studies or otherwise related to the development or commercialization of the Licensed Products or Licensed Molecules.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

14.2         Anesta Technical Information. ImmuPharma Switzerland undertakes to Anesta that it shall keep all Technical Information strictly confidential and to make the Technical Information only available to such persons within ImmuPharma Switzerland and its Affiliates, their advisors and representatives, and to any Third Party contractors who have agreed to be bound by the same secrecy obligations in respect of such Technical Information as ImmuPharma Switzerland owes to Anesta hereunder, and to such of ImmuPharma Switzerland’s officers and employees as are bound by obligations of confidence and on a “need to know” basis, and ImmuPharma Switzerland shall ensure that such Technical Information is not disclosed to other persons or Entities orally or in writing, directly or indirectly, by ImmuPharma Switzerland, any ImmuPharma Affiliate, or any of said contractors or said officers and employees save that:

(A)          this obligation shall not apply to ImmuPharma Switzerland to the extent that the Technical Information owned by Anesta, as evidenced by ImmuPharma Switzerland’s written records, was lawfully known to ImmuPharma Switzerland, its Affiliates, or sub-contractors prior to its communication by or through Anesta and was not communicated to ImmuPharma Switzerland subject to any restrictions on disclosure or use; and

(B)           this obligation shall not apply to the extent that the Technical Information is necessarily disclosed by the sale of Licensed Products embodying any of the Technical Information; and

(C)           this obligation shall not apply to the extent that the Technical Information is or becomes in the public domain, otherwise than by any fault or breach by ImmuPharma Switzerland, its Affiliates, contractors, directors or agents, or persons acquiring the same from ImmuPharma Switzerland; and

(D)          this obligation shall not apply to ImmuPharma Switzerland to the extent that the Technical Information owned by Anesta becomes known to ImmuPharma Switzerland by the action of a Third Party not in breach of any obligation of confidence; and

(E)           this obligation shall not apply to the extent that such Technical Information must be disclosed by law or by order of a court of competent jurisdiction or to comply with the requirements of any securities exchange or to any governmental or regulatory agency in connection with an application for an IND or NDA.

14.3         Survival and Applicability. The obligations of confidentiality herein shall survive for as long as the confidential information disclosed to the other Party hereunder remains confidential.  Such confidentiality obligation shall apply to Confidential Information and any other confidential information exchanged between the Parties and their Affiliates both prior to and after entering into this Agreement and, with respect to such Confidential Information, replace any and all previous confidentiality obligations owed by either party or its Affiliates to the other or its Affiliates (including without limitation under the Confidentiality Agreement).

15.           Public Announcements

15.1         This Agreement. The Parties agree that the terms of this Agreement shall, unless the Parties otherwise agree in writing, be treated as confidential, subject to Clauses 15.2 and 15.3.

15.2         Press Releases. With regard to press releases and other announcements about the Licensed Product or Licensed Molecules in conjunction with the Licensed Trademarks (including with regard to development progress), it is the Parties’ intent that they shall co-ordinate with respect to

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the wording and timing of any such announcements. Each Party shall use its best endeavours to give the other Party a draft of each such announcement at least two (2) Business Days in advance of its planned release and thereafter keep the other Party promptly informed of any changes to such draft, and shall consider in good faith any reasonable comments made on such draft(s) by such other Party.

15.3         Listing and other Required Publicity. Nothing contained in this Agreement shall prevent either Party from disclosing such information as is required to be disclosed by law or regulatory requirement including without limiting the generality of the foregoing the regulation of any stock exchange on which the shares or other securities of such Party or its Affiliates or Sub-Licensees are quoted or listed.  For the avoidance of doubt, if either Party or its Affiliates or Sub-Licensees are required by such laws or regulatory requirements or by any regulatory body to make an immediate disclosure of any information, they shall be entitled to do so.

15.4         Recordation of Licensed Trademarks. ImmuPharma Switzerland shall record each Licensed Trademark in any country in the Territory where such recordation is appropriate under the law of such country.

16.           ImmuPharma Switzerland Representations and Warranties

16.1         Representations and Warranties. ImmuPharma Switzerland represents and warrants that, as of the Effective Date hereof:

(A)          ImmuPharma Switzerland is validly existing under the laws of Switzerland, with full power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(B)           ImmuPharma Switzerland is not insolvent;

(C)           ImmuPharma Switzerland has the corporate power to execute, deliver and enter into and perform this Agreement and has been duly authorized by all necessary or proper corporate action to do so;

(D)          this Agreement has been duly executed by ImmuPharma Switzerland and represents a legal, valid and binding obligation of ImmuPharma Switzerland, enforceable in accordance with its terms;

(E)           ImmuPharma Switzerland’s execution and performance of this Agreement do not conflict with, violate or breach (i) its applicable entity formation documents, (ii) any contractual obligations with any Third Party or (iii) any law or regulation, and no consent is required from any Third Party or governmental authority for ImmuPharma Switzerland to execute and perform its obligations in this Agreement, except for (x) the expiration of the waiting period under the Hart-Scott-Rodino Act, if applicable or (y) any other applicable antitrust regulations or any other antitrust regulations anywhere in the Territory, to the extent such acts or regulations are applicable hereto or to the Signed Agreements;

(F)           ImmuPharma Switzerland has not received written notice and does not have knowledge of any fact which alleges or threatens any challenge to the rights of ImmuPharma Switzerland, its Affiliates or Anesta or its Affiliates, or is likely to prevent Anesta or its Affiliates from entering into the License Agreements for the developing, making, using,

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

importing or selling the Licensed Product in conjunction with the Licensed Trademarks in the Territory on the terms and conditions hereof;

(G)          ImmuPharma Switzerland has not received written notice and does not have knowledge of any fact which is likely to prevent ImmuPharma Switzerland from performing any obligation of ImmuPharma Switzerland under this Agreement on the terms and conditions hereof;

(H)          Schedule 1 sets forth a true and accurate list of all Licensed Trademarks owned, co-owned,  licensed, or Controlled by ImmuPharma Switzerland or to which it otherwise has rights, which relate to the development, manufacture, use, sale or commercialization of the Licensed Products or Licensed Molecules;

(I)            ImmuPharma Switzerland is the exclusive licensee of the Licensed Trademarks. ImmuPharma Switzerland has the right to grant the rights and licenses (or sub-licenses, where applicable) to the Licensed Trademarks as set forth in this Agreement;

(J)           there is no pending or, to the knowledge of ImmuPharma Switzerland, threatened litigation, claim, investigation, action or proceeding that could impair the ability of ImmuPharma Switzerland to perform its obligations under this Agreement or the License Agreements or which would affect the validity, enforceability or ownership of the Licensed Trademarks and ImmuPharma Switzerland has no knowledge of any conflict with the Licensed Trademarks;

(K)          Schedule 2 is a listing of all material agreements entered into by ImmuPharma Switzerland related to the Licensed Trademarks or Licensed Technical Information.  Accurate and complete copies of such agreements have been delivered to Anesta or its Affiliates prior to the Effective Date. As of the date hereof, neither ImmuPharma Switzerland, nor to the knowledge of ImmuPharma Switzerland, any other party to such agreements is in material breach of any agreements;

(L)           ImmuPharma has applied for or recorded each Licensed Trademark in every country in the Territory as indicated in Schedule 1 hereof (as amended from time to time under Clause 11, in particular Clause 11.1 hereof).

(M)         to the best of ImmuPharma’s knowledge, the inception, development and reduction to practice of the ImmuPharma Trademarks and the ImmuPharma Technical Information has not and does not constitute and has not involved the misappropriation of trade secrets of any Third Party;

(N)          to the best of ImmuPharma’s knowledge, none of the Licensed Trademarks is invalid or unenforceable and no claim has been received by ImmuPharma, asserting the invalidity, misuse, unregistrability, unenforceability or non-infringement of any of the Licensed Trademarks or challenging its right to use or ownership of any of the Licensed Trademarks or making any adverse claim of ownership thereof;

(O)          ImmuPharma is not aware of any trademark or trademarks affecting the validity of the Licensed Trademarks or any trademarks that would likely be considered confusingly similar to the Licensed Trademarks;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(P)           ImmuPharma is not aware of any trademark or trademark applications other than the Licensed Trademarks for which a claim of infringement could reasonably be asserted for the development, manufacture, use, sale or commercialization of the Licensed Product in conjunction with the Licensed Trademarks.

17.           Anesta Representations and Warranties

17.1         Representations and Warranties. Anesta represents and warrants that, as of the Effective Date hereof:

(A)         Anesta is validly existing under the laws of Switzerland, with full power and authority to execute and deliver this Agreement and perform its obligations hereunder;

(B)          Anesta has the corporate power to execute, deliver and enter into and perform this Agreement and has been duly authorized by all necessary or proper corporate action to do so;

(C)          this Agreement has been duly executed by Anesta and represents a legal, valid and binding obligation of Anesta, enforceable in accordance with its terms;

(D)          Anesta’s execution and performance of this Agreement do not conflict with, violate or breach (i) its applicable entity formation documents, (ii) any contractual obligations with any Third Party or (iii) any law or regulation, and no consent is required from any Third Party or governmental authority for Anesta to execute and perform the obligations in this Agreement; except for (x) the expiration of the waiting period under the Hart-Scott-Rodino Act, if applicable or (y) any other applicable antitrust act or regulation, to the extent such antitrust acts or regulations are applicable hereto or to any of the Signed Agreements anywhere in the Territory;

(E)          there is no material fact which is likely to prevent Anesta from developing, making, using, importing and selling the Licensed Product or Licensed Molecules in the Territory;

(F)          Anesta has not received written notice or does not have knowledge of any fact which is likely to prevent Anesta from performing any obligation of Anesta under this Agreement;

(G)          Anesta has not received any written notice from any third party which alleges or threatens any challenge to the right of Anesta to develop, make, have made, import, use and sell the Licensed Product or Licensed Molecules in the Territory under the Licensed Trademarks; and

(H)          Anesta has the commercial, technical and financial resources and expertise available, and intends to use the Licensed Trademarks to develop, manufacture, import, use and sell Licensed Products or Licensed Molecules in the Territory as contemplated by this Agreement.

(I)           Cephalon, as guarantor under the Parent Guarantee Agreement, is validly existing under the laws of the United States of America, with full power and authority to execute and deliver the Parent Guarantee Agreement and perform its obligations hereunder;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(J)           Cephalon has the corporate power to execute, deliver and enter into and perform the Parent Guarantee Agreement and has been duly authorized by all necessary or proper corporate action to do so;

(K)          the Parent Guarantee Agreement has been duly executed by Cephalon and represents a legal, valid and binding obligation of Cephalon, enforceable in accordance with its terms; and

(L)          Cephalon’s execution and performance of the Parent Guarantee Agreement does not conflict with, violate or breach (i) its applicable entity formation documents, (ii) any contractual obligations with any Third Party or (iii) any law or regulation, and no consent is required from any Third Party or Governmental Authority for Cephalon to execute and perform the obligations in the Parent Guarantee Agreement.

18.           Indemnification between the Parties

18.1         By ImmuPharma Switzerland. ImmuPharma Switzerland shall indemnify, protect and hold Anesta and its Affiliates harmless against any claims, demands, suits or causes of action asserted or brought by Independent Third Parties, including all judgments, damages and costs (including reasonable attorney’s fees) resulting therefrom, at any time arising from:

(A)      any failure by ImmuPharma Switzerland to provide Anesta with significant information or data in its possession regarding the Licensed Trademark to the extent that such information or data were not already known by Anesta;

(B)      with respect to Finished Goods manufactured by or on behalf of ImmuPharma Switzerland pursuant to Clause 33.5 of the Development and Commercialization Agreement, manufacturing defects which are manufactured by or on behalf of ImmuPharma Switzerland, its Affiliates or any permitted sub-licensees, sub-contractors or any other Third Parties acting on behalf of ImmuPharma Switzerland;

(C)       ImmuPharma Switzerland’s or its Affiliates’ or ImmuPharma’s subcontractors or any other parties acting on behalf of ImmuPharma gross negligence or breach of the terms of this Agreement; or

(D)      any breach of ImmuPharma’s representations and warranties in this Agreement;

whereby ImmuPharma Switzerland shall only have an obligation to so indemnify and hold harmless to the extent that such liability, damages, loss, cost or expense do not arise from the negligence, wilful misconduct or breach of this Agreement by Anesta, its Affiliates, its Anesta Sub-Licensees or by any other Third Party acting on behalf of Anesta.

18.2         By Anesta. Anesta shall indemnify, protect and hold ImmuPharma Switzerland and its Affiliates harmless against any claims, demands, suits or causes of action asserted or brought by Independent Third Parties, including all judgments, damages and costs (including reasonable attorney’s fees) resulting therefrom, at any time arising from:

(A)      manufacturing defects of Finished Goods which are manufactured by or on behalf of Anesta, its Affiliates, Anesta Sub-Licensees or any permitted sub-contractors or any other Third Parties acting on behalf of Anesta;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(B)       Anesta’s or its Affiliates’, Anesta’s Sub-Licensees or any permitted sub-contractors or any other Third Parties acting on behalf of Anesta, gross negligence or breach of the terms of this Agreement or the Development and Commercialization Agreement or improper discharge of their obligations on the terms and conditions of this Agreement or the Development and Commercialization Agreement; or

(C)       any breach of Anesta’s representations and warranties in this Agreement;

whereby Anesta shall only have an obligation to so indemnify and hold ImmuPharma Switzerland harmless to the extent that such liability, damages, loss, cost or expense do not arise from the negligence, wilful misconduct or breach of this Agreement by ImmuPharma Switzerland or ImmuPharma Switzerland’s Affiliates or ImmuPharma Switzerland’s subcontractors or any other parties acting on behalf of ImmuPharma Switzerland.

18.3         Notifications. Each Party shall give prompt notification to the other of any claims, demands, suits or causes of action in respect of which the first Party may assert indemnification from the other under this Clause 18. The indemnifying Party shall have the right, at its own cost, to defend any such claim, demand, suit or cause of action. The indemnified Party shall have the right to be represented by separate counsel, at its own expense, in any such claim, demand, suit or cause of action. The indemnifying Party shall have control over any such claim, demand, suit or cause of action and any decisions as to settlement, method and/or terms and conditions for resolving the same shall be made by the indemnifying Party after consultation with the other Party.

18.4         Assistance. The indemnified Party agrees to perform all acts that may become reasonably necessary or desirable, as determined by the indemnifying Party for the defense and/or settlement of any such claim, demand, suit or cause of action. The indemnifying Party shall reimburse the other Party for its reasonable out-of-pocket expenses related thereto.

18.5         Joint Liability. If both Clause 18.1 and Clause 18.2 apply in respect to the same claim, demand, suit or cause of action, then ImmuPharma Switzerland and Anesta shall be liable to indemnify each other in such ratio as is fair and reasonable, taking into account the contribution that the factors referred to in Clauses 18.1 (A) to (C) and Clauses 18.2 (A) to (G) have respectively given rise to such claim, demand, suit or cause of action. Such ratio shall be agreed between the Parties and, if not agreed, determined using the dispute resolution procedure given in Clause 28.

19.           Insurance

From the date on which this Agreement becomes effective until seven hundred and thirty (730) calendar days after all Running Royalties or other running royalties bearing licenses granted under this Agreement have expired or terminated on the terms and conditions hereof and, each Party shall at its own cost effect and maintain in force with reputable insurers appropriate insurance that are commercially customary in the pharmaceutical industry in each country of the Territory where an activity is undertaken by a Party (including without limitation, where appropriate, product liability) in respect of its activities concerning Licensed Products or Licensed Molecules in the Territory and shall provide evidence of such insurance to the other Party on request.

20.           Disclaimer

20.1         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND TO THE FULLEST EXTENT PERMITTED BY LAW:

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(A)      IMMUPHARMA SWITZERLAND MAKES NO WARRANTY OR REPRESENTATION AS TO THE SCOPE OF THE LICENSED TRADEMARKS;

(B)       IMMUPHARMA SWITZERLAND MAKES NO WARRANTY OR REPRESENTATION THAT USE OF THE LICENSED TRADEMARKS IN CONJUNCTION WITH THE LICENSED PRODUCTS WILL NOT CAUSE HARM OR DAMAGE TO ANY INDIVIDUAL, ENTITY OR PROPERTY;

(C)       IMMUPHARMA SWITZERLAND IS NOT LIABLE OR RESPONSIBLE FOR ANY AND ALL LIABILITY, INCLUDING DEATH, PERSONAL INJURY, ILLNESS OR PROPERTY DAMAGE ARISING FROM PRE-CLINICAL STUDIES, CLINICAL TRIALS, DISTRIBUTION OR SALE BY ANESTA, ITS AFFILIATES OR ANESTA SUB-LICENSEES OF ANY GOODS, LICENSED PRODUCTS OR LICENSED MOLECULES;

(D)      ANESTA IS NOT LIABLE OR RESPONSIBLE FOR ANY AND ALL LIABILITY, INCLUDING DEATH, PERSONAL INJURY, ILLNESS OR PROPERTY DAMAGE ARISING FROM PRE-CLINICAL STUDIES, CLINICAL TRIALS, DISTRIBUTION OR SALE UNDERTAKEN BY IMMUPHARMA SWITZERLAND, ITS AFFILIATES OR IMMUPHARMA SWITZERLAND SUB-LICENSEES OF ANY GOODS OR LICENSED PRODUCTS OR LICENSED MOLECULES;

(E)       NEITHER PARTY MAKES ANY REPRESENTATIONS OR GIVES ANY WARRANTIES THAT ANY LICENSED TRADEMARKS OR LICENSED PRODUCTS WILL HAVE COMMERCIAL UTILITY OR REGULATORY ACCEPTABILITY OR MERCHANTABILITY OR SATISFACTORY QUALITY OR FITNESS FOR A PARTICULAR PURPOSE; AND

(F)       NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR GIVES ANY OTHER WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED.

21.           Ordinary Termination

21.1         Ordinary Termination. Subject to the terms of this Agreement, the entire Agreement shall, on a country by country and trademark by trademark basis, continue until the date of expiry of the last Licensed Trademark hereunder in such country of the Territory (the “Ordinary Termination”).

21.2         Consequences of Ordinary Termination. Upon expiry of this Agreement in any country of the Territory in accordance with Clause 21.1 (but not, for the avoidance of doubt, upon any earlier termination of this Agreement prior to Ordinary Termination under Clause 22 unless otherwise expressly stated in this Agreement), Anesta and its Affiliates shall have a perpetual, fully paid-up, royalty-free, irrevocable right to use in such country of the Territory the Licensed Trademarks for the development, commercialization and exploitation of Licensed Products.

21.3         Survival Upon Ordinary Termination. Upon Ordinary Termination and expiry of this Agreement in accordance with Clause 21.1 in any country of the Territory (but not, for the avoidance of doubt, upon any earlier termination of this Agreement unless otherwise expressly stated in this Agreement), the following Clauses and Sections shall survive expiry and the Parties shall continue to be bound by them:

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(A)      This Agreement. Clauses 1, 7.1, 7.2, 7.3 (to the extent applicable for Accounting Periods elapsed in full or in part during the term hereof in such country), 7.4, 8 (to the extent applicable for Accounting Periods elapsed in full or in part in such country during the term hereof), 10.2, 11 to 19, 21.2, 21.3, 21.4 as well as 25 to 39 of this Agreement.

21.4         The expiry of this Agreement shall:

(A)      be without prejudice to the obligation of Anesta to pay to ImmuPharma Switzerland all Trademark Milestones, Running Royalties and other sums accrued, due and payable prior to the effective date of the expiry or thereafter on the terms and conditions hereof; and

(B)       be without prejudice to any right of, or remedy available to, either Party against the other in respect of any breach of this Agreement prior to the effective date of such expiry, but otherwise neither Party shall be entitled to compensation on such expiry, except as expressly stated in this Agreement.

22.           Specific Performance and Extraordinary Termination

22.1         Specific Performance. The Parties agree that this Trademark License represents unique property that cannot be readily obtained on the open market and each Party may be irreparably injured if this Agreement is not specifically enforced after the breach or default by the other Party. Therefore, the other Party shall also have the right to specifically enforce the other Party’s performance of its obligations under this Agreement, and each Party  agrees to waive the defense in any such suit that the other Party has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy, and that the other Party shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages.

22.2         Breach. In the event that either Party commits a material breach of any of the other terms of this Agreement on its part to be performed or observed, the other Party shall have the right to terminate this Agreement by giving one hundred twenty (120) calendar days’ written notice to the defaulting Party; provided however that in the case of a material breach capable of being cured, if the said defaulting Party shall cure the said material breach within one hundred twenty (120) calendar days after the said notice shall have been given, then the said notice shall not be effective.

22.3         Extraordinary Termination of Development and Commercialization Agreement. In the event that the Development and Commercialization Agreement is terminated, by other than due to an Ordinary Termination of the Development and Commercialization Agreement, either Party thereto in full or for any specific country, or in the event of Non-Exclusivity (as defined in the Development and Commercialization Agreement) as to any specific country, in each case on the terms and conditions thereof for any reason, each of the Parties hereof shall likewise have the right to terminate this Agreement in full, or for any such specific country, as the case may be, forthwith by written notice.

22.4         Cross Breach Under Parent Guarantee Agreement. In the event that a material breach by Cephalon occurs under the Parent Guarantee Agreement and that such breach by Cephalon is not cured within the curing period set forth in that agreement or if such breach is not curable by the nature of such breach or if Cephalon becomes insolvent or is declared bankrupt, as defined in Clause 22.5 hereinafter, of Cephalon, ImmuPharma Switzerland shall have the right to terminate this Agreement forthwith by written notice.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

22.5         Insolvency or Bankruptcy. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement effective on written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for ninety (90) calendar days undismissed, unbonded and undischarged. Furthermore, all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against one Party hereunder under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced; subject, to payment of the Trademark Milestone amounts and Running Royalties set forth in this Agreement.

22.6         Change of Control Termination Right.

(A)          Anesta. ImmuPharma Switzerland may terminate this Agreement in the event that there is a change of (defined below) of Anesta, unless prior to such change of control Anesta (i) transfers or assigns all of its rights and obligations under this Agreement to Cephalon or any of its Affiliates or (ii) obtains the consent of ImmuPharma Switzerland (such consent shall not be unreasonably withheld).  For the purposes of Clauses 22.6(A) and (B) only, a “change of control” shall be deemed to have occurred when (i) any Entity, which is not an Affiliate of the respective Party as at the Effective Date (the “Acquirer”), directly or indirectly acquires ownership or control of fifty percent (50%) or more of the equity or of the voting rights and/or otherwise acquires the ability to direct the business affairs or the management of such Party or (ii) the party controlling such Party shall become insolvent or shall be declared bankrupt, as defined in Clause 22.5 hereinbefore.

(B)           ImmuPharma. Anesta may terminate this Agreement in the event that there is a change of control (defined above) of ImmuPharma Switzerland, unless prior to such change of control, ImmuPharma Switzerland obtains the consent of Anesta (such consent shall not be unreasonably withheld).

22.7         General Extraordinary Termination Right of Anesta. Anesta may terminate this Agreement at any time by giving ninety (90) calendar days written notice to ImmuPharma Switzerland.  After the first NDA Approval, Anesta may terminate this Agreement at any time by giving one hundred eighty (180) calendar days prior written notice to ImmuPharma.

22.8         Written Termination Agreement. The Parties may terminate this Agreement by written agreement, signed on behalf of each Party.

22.9         Ordinary Termination of Development and Commercialization Agreement. In the event that an Ordinary Termination of the Development and Commercialization Agreement (as defined in

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Clause 32.1 therein) has occurred for the Development and Commercialization Agreement as a whole or for any specific country, this Agreement shall not terminate as a result of such Ordinary Termination either in full or for any such specific country, as the case may be.

23.           Effect of Extraordinary Termination

23.1         Existing Obligations. The early termination of this Agreement shall:

(A)          be without prejudice to the obligation of Anesta to pay to ImmuPharma Switzerland all Trademark Milestones, Running Royalties and other sums accrued, due and payable prior to the termination of this Agreement; and

(B)           be without prejudice to any right of, or remedy available to, either Party against the other in respect of any breach of this Agreement prior to the termination of this Agreement, but otherwise neither Party shall be entitled to compensation as a result of such termination except as expressly stated in this Agreement.

24.           Further Consequences of Extraordinary Termination.

24.1         Early Termination by ImmuPharma. If this Agreement is terminated either in full or for any specific country in the Territory (as applicable) by ImmuPharma Switzerland pursuant to Clauses 22.2, 22.3 (solely in the event ImmuPharma Switzerland has terminated the Development and Commercialization Agreement due to Anesta’s breach), 22.4, 22.5 or 22.6 or by Anesta pursuant to Clause 22.7 or in the event of a Non-Exclusivity pursuant to Clause 22.3 hereof as to one or more specific countries of the Territory:

(A)          either Party shall be fully bound to strictly comply with all terms and conditions of this Agreement until the effective date of termination and Anesta shall pay to ImmuPharma Switzerland and shall remain liable to ImmuPharma Switzerland to pay any and all amounts which shall have fallen due for payment or shall have become payable on or before the effective date of termination;

(B)           Anesta shall either in full or for any single country in the Territory (as applicable) promptly return or furnish to ImmuPharma Switzerland all information related to the Licensed Trademarks or other information and documents provided to Anesta by ImmuPharma Switzerland or its Affiliates, in Anesta’s or its Affiliates or Anesta Sub-Licensees, co-promoters or sub-contractors possession or control;

(C)           subject to Clause 24.1(D), Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors shall either in full or for any country of the Territory (as applicable) immediately cease to use and thereafter refrain from using the Licensed Trademarks and the Licensed Products;

(D)          save as expressly provided herein, all rights of Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors hereunder and all licenses granted to Anesta and its Affiliates hereunder shall either in full within the entire Territory (as applicable) forthwith cease and determine and, where applicable, Anesta shall assist ImmuPharma Switzerland in taking all steps necessary for the removal of the name of Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors from any trademarks where a Licensed Trademark has been recorded in the name of Anesta, if any;

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(E)           Anesta shall either in full or, in the event of a termination or Non-Exclusivity pursuant to Clause 33.5 of the Development and Commercialization Agreement as to one or more countries, for such specific countries in the Territory (as applicable) grant to ImmuPharma Switzerland, a nonexclusive, fully paid-up, royalty-free irrevocable license to all rights in any and all trade names and trademarks used by Anesta exclusively with respect to Licensed Products and Licensed Molecules and not used by Anesta with respect to any other product, and ImmuPharma Switzerland shall assume responsibility for any registrations therefor and may deal with such registrations as it thinks fit.

24.2         Early Termination Due to Ordinary Termination of Development and Commercialization Agreement. If this Agreement is terminated either in full or for any specific country in the Territory pursuant to Clause 22.9, Anesta shall be entitled to continue to use any Licensed Trademarks in the Territory or for any such specific country, as the case may be, in return for payment to ImmuPharma Switzerland of Running Royalties of one percent (1%) on Net Sales of Licensed Products which are marketed using the Licensed Trademarks and to the extent provided in Clause 5.  In such an event, the payment provisions contained in this Agreement shall continue to apply.

24.3         Early Termination by Anesta. If this Agreement is terminated by Anesta pursuant to Clauses 22.2, 22.3 (solely in the event Anesta has terminated the Development and Commercialization Agreement due to ImmuPharma Switzerland’s breach), 22.5 or 22.6:

(A)          Anesta and its Affiliates shall have an irrevocable right to use in each country of the Territory the Licensed Trademarks for the development, commercialization and exploitation of Licensed Products or Licensed Molecules, provided that Anesta pay [**] to ImmuPharma Switzerland until the event or events of an Ordinary Termination have occurred pursuant to Clause 24.2, or an Ordinary Termination of the Development and Commercialization Agreement occurs as provided in Clause 22.9.

24.4         Survival Upon Extraordinary Termination. On the termination of this Agreement (but not, for the avoidance of doubt, upon expiry of this Agreement unless otherwise expressly stated in this Agreement) the following Clauses and Sections hereof shall survive termination and the Parties shall continue to be bound by them:

(A)          This Agreement. Clauses 1, 7.1, 7.2, 7.3 (to the extent applicable for Accounting Periods elapsed in full or in part during the term hereof in such country), 7.4, 8 (to the extent applicable for Accounting Periods elapsed in full or in part in such country during the term hereof), 10.2, 11 to 15, 18, 22.1, 24 to 39 of this Agreement.

24.5         Marketing. To the extent that Anesta, its Affiliates, Sub-Licensees, co-promoters and sub-contractors are marketing Finished Goods in the Territory on termination of this Agreement pursuant to Clause 22 , at ImmuPharma Switzerland’s request the Parties will make reasonable arrangements to ensure a transition of responsibility for marketing such Finished Goods to ImmuPharma Switzerland or its nominee whilst maintaining supply of Finished Goods to the market. The sale of such Finished Goods by Anesta or its Affiliates, Sub-Licensees, co-promoters and sub-contractors in the interim period shall continue to be subject to the payment of Running Royalties to ImmuPharma Switzerland hereunder. The costs and expenses associated with such transition and transfers shall be paid by Anesta.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

25.           Assignments

25.1         Non-Assignability. Subject to Clause 24.2, neither this Agreement nor any of the rights and obligations created herein is assignable by either Party without the prior written consent of the other Party such consent not to be unreasonably withheld or delayed, except that ImmuPharma Switzerland may assign, pledge or encumber any claims or other entitlements for payments of money under this Agreement for financing purposes without the consent by Anesta.

25.2         Exception. Either Party shall have the right to assign the entire benefit of this Agreement (subject to its entire burden) without the consent of the other Party to any Entity which acquires or is a successor to its business relating to Licensed Product or Licensed Molecules in full or in part. In addition, Anesta shall have the right to assign all or any portion of this Agreement to Cephalon or any Affiliate of Cephalon.

26.           Affiliates, Sub-Licensees and Sub-Contracting

26.1         Affiliates, Sub-Licensees and Third Parties. Each Party shall use Commercially Reasonable Efforts to ensure that its Affiliates, Sub-Licensees, co-promoters, permitted sub-contractors or other Third Parties acting on its behalf hereunder comply with such Party’s obligations on the terms and conditions of this Agreement.

26.2         Liability. Each Party reserves the right to fulfil its obligations under this Agreement subject to the terms and conditions hereof through its Affiliates, Sub-Licensees, co-promoters and sub-contractors permitted hereunder, and to exercise its rights under this Agreement through its Affiliates, Sub-Licenses and permitted sub-contractors provided however that such Party shall remain responsible to the other Party for any and all of their actions in their fulfilment of such obligations and exercise of such rights to the respective other Party hereunder.

27.           Oversight Committee

27.1         Development and Commercialization Agreement. The Oversight Committee described in Clause 38 of the Development and Commercialization Agreement shall consist of one representative of each Party which representative shall be a member of each Party’s executive management or board of directors; such representatives shall use their good faith efforts to mutually agree upon the proper course of action to resolve any Dispute referred to the Oversight Committee.

28.           General Dispute Resolution

28.1         Applicability. The provisions of this Clause 28 shall apply in relation to any Dispute.

28.2         Amicable Settlement. Any Dispute arising pursuant to or in connection with the present Agreement or the validity, interpretation, breach or enforcement hereof shall first be referred to the Oversight Committee, to the extent that it has not already been so referred, and the Parties shall use all Commercially Reasonable Efforts to amicably settle such disputes within ninety (90) calendar days upon written notification of such dispute by either Party to the respective other Party with copy to the Oversight Committee.

28.3         Mediation. If any Dispute is not resolved by the Oversight Committee within ninety (90) Business Days after such dispute is referred to it, or such longer period as the Oversight Committee may collectively and unanimously agree in writing, the Parties agree first to attempt to settle it by mediation in accordance with the United Centre for Effective Dispute Resolution Model

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Mediation Procedure (www.cedr.co.uk). The place of mediation shall be London, England and the language to be used in the mediation proceedings shall be English. The Parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any of its employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

28.4                           Mediation Notice. To initiate mediation, a Party must give notice in writing (such notice to be hereinafter referred to as a “Mediation Notice”) to the other Party requesting a mediation.  A copy of the request should be sent to the Centre for Effective Dispute Resolution. If one of the Parties refuses to participate in mediation then either Party may initiate arbitration in accordance with Clause 28.5 hereof.

28.5                           Arbitration. If and to the extent that, any such dispute, claim or controversy has not been settled through mediation pursuant to Clauses 28.3 and 28.4 within (i) thirty (30) calendar days after the date the Mediation Notice is received or (ii) ten (10) calendar days after one of the Parties refuses to participate in mediation, such dispute, claim or controversy shall, upon the filing of a Request for Arbitration by either Party, be referred to and finally resolved by arbitration under the international commercial arbitration rules of the International Chamber of Commerce; such rules are deemed to be incorporated by reference into this section. The place of arbitration shall be London, England. The arbitration proceedings shall be conducted in the English language and the arbitration award shall be in English. Notwithstanding anything else in the rules of the International Chamber of Commerce, the arbitrator or arbitrators for such arbitration shall have no relation to either Party, CNRS, or any affiliate thereof, and the decision in the arbitration proceeding shall be determined by the vote of a majority of the arbitrators.

28.6                           Injunctive Relief. Notwithstanding anything in this Agreement, the Option Agreement or the Development and Commercialization Agreement, the Parties may seek injunctive relief and specific performance in any court without first adhering to the dispute resolution and arbitration procedures in this Agreement.

29.                                 Waiver

29.1                           No Limitations. No relaxation, forbearance, delay or indulgence by either Party in enforcing any of the terms and conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of that said Party hereunder nor shall any waiver by either Party of any breach hereof operate as a waiver of or in relation to any subsequent or any continuing breach hereof.

29.2                           Enforcement. A waiver by one Party of a breach by the other of any term of this Agreement shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

30.                                 General Assurances

Either Party shall at any time upon the request of the other do and execute all such acts, deeds, documents and things as may reasonably be required by the other to perfect and complete the grant of any rights and licenses conferred upon the other, including in particular (without

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

prejudice to the generality of the foregoing) entry into forms of license or other instruments confirming such rights for registration with appropriate authorities.

31.                                 Severability

In the event that any Clause or any part of any Clause contained in this Agreement is declared invalid or unenforceable by the judgment or decree by consent or otherwise of a Court of competent jurisdiction not subject to appeal, all other Clauses or parts of Clauses contained in this Agreement shall remain (in so far as they have become effective in accordance with this Agreement) in full force and effect and shall not be affected thereby for the term of this Agreement.

32.                                 Entire Agreement

This Agreement and any documents referred to herein set forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and merge all prior discussions between them and all prior memoranda of intent or understanding. Neither Party shall be bound by any definition, condition or representation other than as expressly stated in this Agreement or as subsequently set forth in writing and signed by the Party to be bound.

33.                                 Titles and Headings

The titles of this Agreement or any part within it and the headings to sections, Clauses and schedules in this Agreement are included for the purpose of ease of reference only and shall not have any effect on the construction and interpretation of the terms hereof.

34.                                 Costs of Preparation

The Parties hereto shall pay their own respective legal costs incurred in the preparation of this Agreement.

35.                                 Notices

Any notice or other document to be given under this Agreement shall be given by sending the same in a registered, prepaid airmail letter or by facsimile transmission to the address of the relevant Party set out below or to such other address as such Party may have notified to the other for the purposes hereof.  Any notice sent by post shall be deemed (in the absence of evidence of earlier receipt) to have been delivered seven (7) Business Days after despatch and in proving the fact of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.  Any notice sent by facsimile transmission shall be deemed to have been delivered on the next Business Day following its dispatch.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ImmuPharma Switzerland’s Address:

ImmuPharma AG

Kägenstrasse 12

CH-4153 Reinach

Switzerland

For the attention of the Chairman

With copy to:

ImmuPharma France SA

Technopôle

40 rue Marc Seguin

F-68200 Mulhouse

France

For the attention of the Chairman

And with further copy to

Dr. Thomas M. Rinderknecht

Rinderknecht & Burger

Grafenauweg 6

CH-6300 Zug

Switzerland

Fax: + 41 41 726 60 66

Anesta’s Address:

Anesta AG

Barrenstrase 23

6300 Zug

Switzerland

With copy to:

Cephalon, Inc.

41 Moores Road

Frazer, PA 19355

USA

Fax:  +1 610 727-7652

For the attention of the Vice President and Deputy General Counsel

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

And with further copy to

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street

51st Floor

Philadelphia, Pennsylvania

USA

Fax:  +1 215 864 9043

For the attention of:  Brian D. Doerner

Any notice or other document served by one Party on the other in accordance with the terms of this Agreement shall be in the English language and shall not be validly served unless this condition is complied with.

36.                                 Force Majeure

36.1                           Neither ImmuPharma Switzerland nor Anesta (as the case may be) shall be held in breach of its obligations hereunder to the extent only that due performance or observance of such obligation is prevented or delayed by reason of act of God, war or other hostilities, civil commotion, strikes, trade disputes, acts or restraints of government, imposition or restrictions of imports or exports or any other circumstances of a similar type, in each case beyond the reasonable control of the respective Parties.

36.2                           The Party affected by an event referred to in this Clause 36.2 shall forthwith notify the other Party of the nature and effect of such event and both Parties shall where the same is practicable use every reasonable endeavour to minimise such effect and to comply with the respective obligations herein contained as nearly as may be in their original form.

37.                                 No Agency, Partnership or Joint Venture

Nothing in this Agreement shall be construed as giving rise to the relationship of principal and agent, partnership or joint venture or entitle either Party to make any representation enter into any contract give a warranty or incur any liability on behalf of or pledge the credit of the other Party and neither Party shall have authority or power to bind the other Party or to contract in the name of and create a liability against the other Party in anyway or for any purpose.

38.                                 Benefit to Third Parties

No Party who is not a Party to this Agreement shall have any rights to enforce any term of this Agreement, except where any rights or claims have been validly assigned to any Third Party pursuant to Clause 24.

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

39.                                 Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Switzerland with the exclusion of the Vienna Convention on the International Sale of Goods and without reference to the principles of conflicts of laws thereof. To the extent that any relationship between the Parties hereto or thereto by applicable mandatory law is subject to any other law, such other law shall govern such relationship only, and all other relationships shall remain governed by the laws of Switzerland.

[Signature Page Follows]

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT TO BE EFFECTIVE AS OF THE EFFECTIVE DATE:

IMMUPHARMA AG

By:	/s/ Robert Zimmer
Name:	Robert Zimmer
Title:	Chairman of the Board

In the presence of:
Name:

ANESTA AG

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	Chairman

In the presence of:
Name:

ESCROW AGENT

/s/ Jürg Burger
Name:	Jürg Burger
Title:	Partner

**   Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.